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                                                                EXHIBIT 3.2


                           CERTIFICATE OF AMENDMENT
                           ------------------------

                      TO THE CERTIFICATE OF INCORPORATION
                      -----------------------------------

                       OF SKYLANDS PARK MANAGEMENT, INC.
                       ---------------------------------

TO:  The Secretary of State
     State of New Jersey

     Pursuant to the provisions of Section 14A:9-2(4), Corporations, General of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

     1. The name of the corporation is Skylands Park Management, Inc.

     2. The following amendments to the Certificate of Incorporation were approved by the directors of the corporation on August 6, 1993 and thereafter duly adopted by the shareholders of the corporation on August 9, 1993:

     RESOLVED: That, subject to obtaining requisite approval of shareholders of the Corporation as and to the extent required by New Jersey law, there is hereby declared a 1-for-1.4 reverse stock split in respect of the Corporation's common stock, to become effective upon the filing of the certificate of amendment in respect thereof, pursuant to which, on such effective date, (a) each outstanding share of the Corporation's common stock, and each share reserved for issuance pursuant to outstanding option plans, options, warrants and other rights to subscribe for, purchase and/or receive shares of the Corporation's common stock, shall automatically be converted into 1/1.4 of a share of common stock, with any fractional shares held by any shareholder or issuable under any instrument as a result thereof to be rounded up to the nearest whole share in the case of fractional shares of .50 or greater, and to be eliminated and converted into the right to receive $2.50 times the fractional share interest in the case of fractional shares of less than .50 (without requirement of any payment by the subject shareholder or instrument holder), and (b) after giving effect to such reverse stock split, the authorized common stock of the Corporation shall remain 10,000,000 shares without par value (thereby causing the reverse stock split to have the effect of causing the percentage of authorized shares that remains unissued after the reverse stock split to
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     exceed the percentage of authorized shares that was unissued prior to the reverse stock split).

     3. The number of shares outstanding at the time of adoption of the amendments was 1,370,000 shares of common stock without par value. The total number of shares entitled to vote thereon was 1,370,000.

     4. The amendments were adopted by the written consent of the holders of 733,500 shares (constituting a majority of the issued and outstanding shares of the common stock of the corporation) on August 9, 1993 (with no shares dissenting therefrom) ; and, in accordance with Section 14A:5-6(2), Corporations, General of the New Jersey Statutes, written notice of the adoption of such amendments was given to all non-consenting shareholders on August 9, 1993, wherein there was specified a proposed effective date for these amendments of August 20, 1993 (or as soon thereafter as this Certificate of Amendment was filed). No shareholder consents have been revoked.

Dated: This 26 day of August, 1993

                                             SKYLANDS PARK MANAGEMENT, INC.


                                             By: /s/ Frederick A. Voight
                                                 ---------------------------
                                                 Frederick A. Voight, Chairman



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